As filed with the Securities and Exchange Commission on June 30, 2017.

______________________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________________
ICU Medical, Inc.
(Exact Name of Registrant as Specified in Its Charter)
________________________________________

Delaware	33-0022692
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

951 Calle Amanecer San Clemente, California	92673
(Address of Principal Executive Offices)	(Zip Code)
________________________________________
Amended and Restated ICU Medical, Inc. 2011 Stock Incentive Plan
(Full Title of the Plan)
________________________________________

Scott E. Lamb
Chief Financial Officer
ICU Medical, Inc.
951 Calle Amanecer
San Clemente, California 92673
(Name and Address of Agent For Service)
________________________________________

(949) 366-2183
(Telephone Number, Including Area Code, of Agent For Service)
________________________________________
Copy to:
Daniel E. Rees, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
(714) 540-1235
________________________________________

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.10 per share (“Common Stock”), under the Amended and Restated ICU Medical, Inc. 2011 Stock Incentive Plan, together with the associated Series A Junior Participating Preferred Stock Purchase Rights (4)	1,425,000 (2)	$170.80 (3)	$243,390,000	$28,208.90

(1)
The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of ICU Medical, Inc.’s Common Stock as may be offered or issued as a result of any stock split, stock dividend, recapitalization, or similar transaction.

(2)	Represents additional shares of Common Stock issuable pursuant to the Amended and Restated ICU Medical, Inc. 2011 Stock Incentive Plan, (the “2011 Plan”), being registered herein.
(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices of Registrant’s Common Stock on June 23, 2017, as reported on The NASDAQ Global Select Market.

(4)
Each share of Common Stock registered hereunder includes an associated Series A Junior Participating Preferred Stock Purchase Right. Until the occurrence of certain prescribed events, none of which has occurred, the Series A Junior Participating Preferred Stock Purchase Rights are not exercisable, are evidenced by certificates representing the Common Stock, and may be transferred only with the Common Stock. No separate consideration is payable for the Series A Junior Participating Preferred Stock.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 1,425,000 shares of common stock, par value $0.10 per share (“Common Stock”), of ICU Medical, Inc. (the “Company” or “Registrant”) issuable pursuant to the Amended and Restated ICU Medical, Inc. 2011 Stock Incentive Plan (the “2011 Plan”). These additional shares of Common Stock are securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 (File No. 333-175239 and File No. 333-198256) were filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2011 and August 20, 2014, and are effective in accordance with General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information" of this Registration Statement will be sent or given to participants of the 2011 Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Incorporation by Reference of Contents of Registration Statement on Form S-8.

The contents of the Registration Statements on Form S-8 (File No. 333-175239 and File No. 333-198256), filed with the SEC on June 30, 2011 and August 20, 2014 are incorporated by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference and made a part of:

(a)
the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed by the Company with the SEC on March 1, 2017 (including the portions of the Registrant’s Definitive Proxy Statement for the Registrant’s 2017 Annual Meeting of Stockholders incorporated by reference therein);

(b)	the Company’s Quarterly Report on Form 10-Q of Registrant filed with the SEC on May 12, 2017;

(c)	the Company’s Current Reports on Form 8-K filed with the SEC on January 5, 2017, January 6, 2017, February 9, 2017, April 18, 2017, May 8, 2017, May 12, 2017 and June 9, 2017;

(d)	all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(e)
the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A dated March 19, 1992, filed with the SEC on March 21, 1992, and any amendment or report filed with the SEC for the purpose of updating the description; and

(f)
the description of rights to purchase Series A Junior Participating Preferred Stock contained in the Company’s Registration Statement on Form 8-A dated February 18, 2010, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration

Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

The Company is a Delaware corporation. The General Corporation Law of the state of Delaware (the “DGCL”) permits Delaware corporations to eliminate or limit the personal liability of directors and officers for money damages for breach of their fiduciary duty of care, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends as detailed under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Charter of ICU Medical, Inc.

Article VII of the Amended and Restated Certificate of Incorporation of ICU Medical, Inc. provides that, to the fullest extent permitted by the Delaware law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Bylaws of ICU Medical, Inc.

Article VII of the Bylaws of ICU Medical, Inc. provides that the Company shall, to the fullest extent authorized by Delaware law, indemnify and hold harmless, and may advance expenses to, each person who was or is a party to or involved in, or who was or is threatened to be made a party to or involved in any action, suite, or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was serving at the request of the Company as a director, officer, or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, in each case, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or an agent, against all expenses, liability, loss (including attorneys’ fees, judgments fines, ERISA excise taxes, or penalties), amounts paid or to be paid in settlement and amounts expended in seeing indemnification granted to such person under applicable law, the Bylaws or any agreement with the Company reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit or his or her heirs, executors, and administrators. The Company shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the board of directors. However, if the DGCL so requires, the payment of such expenses incurred by a director or officer in their capacity as such in advance of the final disposition of the proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified.

Indemnification Agreements

In addition, the Company has entered into indemnification agreements with its executive officers and directors that provide for the indemnification of directors and executive officers to the fullest extent permitted by the DGCL against expenses reasonably incurred by such persons in any threatened, pending or completed action, suit, investigation or proceeding in connection with their service as (i) a director or officer or (ii) as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the Company’s request. In addition, the indemnification agreements require the Company to advance expenses under certain circumstances and provide for procedural protections, including a determination by a reviewing party whether the indemnitee is permitted to be indemnified under applicable law. In addition, The Company acknowledges that it will be the indemnitor of first resort should the indemnitee have rights to indemnification provided by other persons.

Insurance

The Company also has a standard policies of liability insurance that insure the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

2011 Plan

The 2011 Plan provides that any director, officer or employee of the Company to whom authority to act for the board of directors, 2011 Plan administrator or the Company has been delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the 2011 Plan, or any award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct;

provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index following the signature page(s) to this Registration Statement, which Exhibit Index is incorporated by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on this 30th day of June, 2017.

ICU Medical, Inc.

By:	/s/ Scott E. Lamb
Name:	Scott E. Lamb
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Scott E. Lamb as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vivek Jain	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2017
Vivek Jain
/s/ Scott E. Lamb	Chief Financial Officer (Principal Financial Officer)	June 30, 2017
Scott E. Lamb

/s/ Kevin J. McGrody	Controller (Principal Accounting Officer)	June 30, 2017
Kevin J. McGrody

/s/ George A. Lopez, M.D.	Director	June 30, 2017
George A. Lopez, M.D.

/s/ Joseph R. Saucedo	Director	June 30, 2017
Joseph R. Saucedo

/s/ Robert S. Swinney, M.D.	Director	June 30, 2017
Robert S. Swinney, M.D.

/s/ David C. Greenberg	Director	June 30, 2017
David C. Greenberg

/s/ Elisha W. Finney	Director	June 30, 2017
Elisha W. Finney

/s/ Douglas E. Giordano	Director	June 30, 2017
Douglas E. Giordano

EXHIBIT INDEX

Exhibit Number	Description
4.1	Registrant’s Certificate of Incorporation, as amended and restated (1)
4.2	Registrant’s Bylaws, as amended and restated (2)
4.3	Amended and Restated Rights Agreement dated October 18, 2007 between Registrant and American Stock Transfer & Trust Company as Rights Agent (3)
5.1	Opinion of Latham & Watkins LLP*
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Amended and Restated ICU Medical, Inc. 2011 Stock Incentive Plan (4)

*Filed herewith
____________________________
(1)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 10, 2014, and incorporated herein by reference.
(2)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated August 3, 2016, and incorporated herein by reference.
(3)	Filed as Exhibit 1 to Registrant’s Registration Statement on Form 8-A/A dated October 18, 2007, and incorporated herein by reference.
(4)	Filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated May 12, 2017, and incorporated herein by reference.